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Exhibit 15

[Letterhead of PricewaterhouseCoopers LLP]

November 7, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

        We are aware that our reports dated August 6, 2003 and May 9, 2003 on our reviews of the interim consolidated financial information of Protective Life Insurance Company and subsidiaries (the "Company") as of and for the periods ended June 30, 2003 and March 31, 2003 and included in the Company's quarterly reports on Form 10-Q for the quarters then ended are incorporated by reference in its Registration Statement dated November 7, 2003.

Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

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  Exhibit 15
[Letterhead of PricewaterhouseCoopers LLP]